Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS

This Agreement of Purchase and Sale and Joint Escrow Instructions (this “Agreement”) is dated as of January 22, 2014 (the “Effective Date”), and is by and between APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation (“Seller”), and RW9 REIT ACQUISITION, LLC, a Delaware limited liability company, or its assignee or nominee (“Buyer”), for the purposes of setting forth the agreement of the parties and of instructing FIRST AMERICAN TITLE INSURANCE COMPANY (in such capacity, “Escrow Agent”), with respect to the transactions contemplated by this Agreement.

ARTICLE 1

PURCHASE AND SALE OF PROPERTY

1.1 Sale.

Subject to the terms, covenants and conditions set forth herein, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following:

(a) that certain parcel of land, consisting of approximately 9.54 acres, located at 215 Moffett Park Drive in the City of Sunnyvale, County of Santa Clara, State of California, more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to all minerals, oil, gas and other hydrocarbon substances thereon, all development rights, air rights, water, water rights and water stock relating thereto, all strips and gores, and all of Seller’s right, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent or connected thereto or used in connection therewith (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain building located thereon consisting of approximately one hundred fifty-two thousand eight hundred forty-four (152,844) square feet, more or less (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) all of Seller’s right, title and interest in and to all personal property now or hereafter owned by Seller and used solely in connection with the maintenance or repair of the Real Property (expressly excluding any personal property used by Seller in the conduct of its business as an occupant of the Real Property as opposed to the maintenance or repair of the Real Property) (collectively, the “Personal Property”);

(d) subject to Section 8.1(a) below, all of Seller’s right, title and interest to the service and maintenance contracts set forth on Exhibit C attached hereto (collectively, the “Contracts”); and

(e) all of Seller’s right, title and interest in and to all intangible property (other than the Contracts) now or hereafter owned by Seller and used in connection with the Land, the Improvements or the Personal Property, including, without limitation, building-specific trademarks and trade names, transferable licenses, architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements, transferable guarantees and warranties covering the Land and/or Improvements, books, records, reports, test results, environmental assessments, as-built plans, specifications and other similar documents and materials relating to the use or operation, maintenance or repair of the Land, the Improvements or the Personal Property (collectively, the “Intangible Property”).

The Land, the Improvements, the Intangible Property, the Contracts and the Personal Property are hereinafter sometimes referred to collectively as the “Property.” The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property”.

1.2 Purchase Price.

(a) Amount. The purchase price of the Property is Forty Million Eight Hundred Thousand and 00/100 Dollars ($40,800,000.00) (the “Purchase Price”).

(b) Payment; Deposit.

(i) Deposits. Escrow No. NC-561882-SC has been established with Escrow Agent with respect to the purchase and sale transaction described herein. Not later than January 22, 2014, Buyer shall deliver to Escrow Agent, a deposit in the amount of Seven Million Dollars ($7,000,000.00) (the “Deposit”) to be held in Escrow (as defined below) in accordance with the terms and conditions of this Agreement. The Deposit shall be placed by the Escrow Agent in a non-commingled trust account and Escrow Agent shall invest the Deposit in insured money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as Buyer may instruct from time to time, with interest accruing in the name of Buyer. As between Seller and Buyer, Buyer shall assume all risk of loss of the Deposit while in Escrow; provided that, nothing herein shall release or in any way modify Escrow Agent’s duties and obligations set forth in Section 9.2 hereof or any additional escrow instructions which may be executed by the parties. The interest and dividends accrued on the Deposit while in Escrow shall be deemed part of the Deposit for purposes of this Agreement. Upon delivery of the Approval Notice (as defined below), the Deposit shall be non-refundable to Buyer (except as otherwise expressly provided in this Agreement) but shall be credited to Buyer against the Purchase Price at the Closing (as defined below) hereunder. By delivery and execution of this Agreement, Buyer shall be deemed to have delivered the Approval Notice.

(ii) Independent Consideration. A portion of the Deposit in the amount of One Thousand and 00/100 Dollars ($1,000.00) shall be independent consideration (“Independent Consideration”) to Seller for Seller having entered into this Agreement and for, among other things, granting Buyer the rights to investigate matters concerning the Property as provided for in this Agreement, including but not limited to, the rights granted Buyer under Sections 2.1, 2.2, 2.3 and Article 3 below. The Independent Consideration shall be credited toward the Purchase Price at Closing, but in no event shall the Independent Consideration be refundable to Buyer in the event the Escrow fails to close hereunder for any reason. The Independent Consideration shall be released to Seller upon Closing or termination or cancellation of this Agreement for any reason.

(iii) Cash at Close. On or before the Closing Date (defined in Section 9.7 below), Buyer shall deliver to Escrow Agent cash in the amount of the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, less the amount of the Deposit to be released to Seller at Closing (the “Closing Cash”). The Closing Cash shall be credited against the Purchase Price at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

(iv) Liquidated Damages. THE PARTIES HERETO AGREE THAT SELLER’S ECONOMIC DETRIMENT RESULTING FROM THE REMOVAL OF THE PROPERTY FROM THE REAL ESTATE MARKET FOR AN EXTENDED PERIOD OF TIME AND ANY CARRYING AND OTHER COSTS INCURRED AFTER THE REMOVAL OF THE PROPERTY FROM THE REAL ESTATE MARKET ARE IMPRACTICABLE OR EXTREMELY DIFFICULT TO ASCERTAIN. THE PARTIES HERETO AGREE THAT THE AMOUNT OF THE DEPOSIT, EXCLUDING ANY INTEREST ACCRUED ON THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER IN THE EVENT THE CLOSING FAILS TO OCCUR AS A RESULT OF A BREACH OR DEFAULT OF THIS AGREEMENT BY BUYER. BUYER AGREES THAT IN THE EVENT OF SUCH BREACH OR DEFAULT BY BUYER OF BUYER’S OBLIGATIONS, SELLER, AS ITS SOLE REMEDY, SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY. SUCH RECEIPT OF THE DEPOSIT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE, OR ANY SIMILAR PROVISION. SELLER HEREBY WAIVES THE REMEDY OF SPECIFIC PERFORMANCE WITH RESPECT TO ANY DEFAULT BY BUYER OF ITS OBLIGATION TO PURCHASE THE PROPERTY, AND AGREES THAT THE LIQUIDATED DAMAGES SET FORTH HEREIN SHALL BE SELLER’S SOLE REMEDY IN THE EVENT THE CLOSING FAILS TO OCCUR AS THE RESULT OF BUYER’S BREACH OR DEFAULT IN ITS OBLIGATIONS UNDER THIS AGREEMENT. THIS LIQUIDATED DAMAGES PROVISION SHALL NOT BE APPLICABLE TO (1) ANY BREACH BY BUYER OF ANY INDEMNIFICATION, DEFENSE OR HOLD HARMLESS OBLIGATION OR RESTORATION OBLIGATION OF BUYER UNDER THIS AGREEMENT, (2) ANY BREACH OF BUYER’S OBLIGATION TO DELIVER TO SELLER BUYER’S WORK PRODUCT PURSUANT TO SECTION 12.16, OR (3) ANY BREACH OF BUYER’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 12.3 BELOW. IN THE EVENT SELLER INCURS ATTORNEYS’ FEES IN ATTEMPTING TO COLLECT OR RETAIN THE LIQUIDATED DAMAGES AS PROVIDED IN SECTION 1.2(b)(iv), BELOW, THIS LIQUIDATED DAMAGES PROVISION ALSO SHALL NOT SERVE AS A LIMITATION ON THE AMOUNT OF ATTORNEYS’ FEES THAT SELLER MAY PURSUE OR COLLECT FROM BUYER. BY INITIALING THIS SECTION 1.2(b)(iv) BELOW, SELLER AND BUYER AGREE TO THE TERMS OF THIS SECTION 1.2(b)(iv).

INITIALS:     SELLER                              BUYER

ARTICLE 2

INSPECTIONS AND CLOSING CONDITIONS

2.1 Documents. Prior to the Effective Date, Seller has delivered and/or made available to Buyer copies of the agreements (including without limitation all brokerage agreements), contracts, documents, information, plans and specifications, guarantees, warranties, permits, reports, books, records and other materials which Seller believes are pertinent to the ownership, operation, occupancy, use, development, or management of the Property, including without limitation, any notice(s) regarding changes to or reconfiguration of streets abutting and in the vicinity of the Real Property (collectively, the “Documents”) except (i) any document that would disclose Seller’s cost of acquisition of the Property (and Seller shall have the right to redact from Documents delivered to Buyer any reference to the purchase price Seller paid for the Property), (ii) any document or correspondence which would be subject to the attorney-client privilege; (iii) any document or item which Seller is contractually or otherwise bound to keep confidential as of the Effective Date; (iv) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (v) any internal memoranda, reports or assessments relating to the valuation or future performance of the Property; or (vi) appraisals of the Property whether prepared internally by Seller or Seller’s affiliates or externally. The Documents delivered and/or made available to Buyer are set forth on Exhibit B attached hereto. Except as expressly set forth in this Agreement and in the documents to be delivered at Closing, Seller makes no representation or warranty as to the completeness or accuracy of the Documents.

2.2 Conditions Precedent to Buyer’s Obligations.

Buyer’s obligation to purchase the Property is conditioned upon the following, which such conditions shall be deemed satisfied upon delivery of the Approval Notice:

(a) Subject to the provisions of Article 3 below, Buyer’s review and approval of the physical condition of the Property, including, without limitation, the structural, electrical, and mechanical condition of the Real Property and the presence or absence of “Hazardous Materials” (defined below) in or from its soil and groundwater, or anywhere else in or around the Real Property. For purposes of this Agreement, the term “Hazardous Materials” shall mean any chemical, substance, waste or material which is deemed hazardous, toxic, a pollutant or a contaminant, under any federal, state or local statute, law, ordinance, rule, regulation or judicial or administrative order or decisions, now or hereafter in effect, or which has been shown to have significant adverse effects on human health or the environment. Hazardous Materials shall include, without limitation, substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; in the regulations adopted and publications promulgated pursuant to such laws; and in the Hazardous Materials storage, use or discharge laws, regulations and ordinances of the State of California, County of Santa Clara or City of Sunnyvale.

(b) Buyer’s review and approval of all zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Real Property.

(c) Buyer’s review and approval of the Documents. Buyer acknowledges that Seller is furnishing (or has furnished) to Buyer the Documents referred to in Exhibit B for informational purposes only and except as expressly set forth in this Agreement and in the documents to be delivered at Closing, do not constitute representations or warranties of Seller of any kind.

(d) Buyer’s review and approval of the economic feasibility of the Property and the matters referred to in Article 3 below.

2.3 Feasibility Period. Buyer shall have until 5:00 p.m., Pacific Time, on January 22, 2014 (the “Feasibility Period”) to terminate this Agreement in Buyer’s sole and absolute discretion for any reason or no reason by delivering written notice to Seller (a “Termination Notice”), in which event, this Agreement shall terminate, all obligations under this Agreement shall cease (except for any obligations that expressly survive the termination of this Agreement) and Buyer shall be entitled to the prompt return of the Deposit. Buyer may deliver to Seller written notice of Buyer’s waiver of the termination right set forth in this Section 2.3 prior to the expiration of the Feasibility Period (the “Approval Notice”). Buyer’s delivery of the Approval Notice shall constitute a waiver of the conditions set forth in Section 2.2 above, but shall not constitute a waiver of Buyer’s Conditions (as defined below) as set forth in Section 2.4 below. If, prior to the expiration of the Feasibility Period, Buyer does not deliver its Approval Notice to Seller, then Buyer shall be deemed to have elected to terminate this Agreement, in which event, this Agreement shall terminate, all obligations under this Agreement shall cease (except for any obligations that expressly survive the termination of this Agreement) and Buyer shall be entitled to the prompt return of the Deposit.

2.4 Buyer’s Conditions. The obligation of Buyer to render performance under this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (“Buyer’s Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer; provided, however, that any such waiver shall not affect Buyer’s ability to pursue any remedy Buyer may have with respect to any breach hereunder by Seller:

(a) Title Policy. Title Company (as defined below) shall be prepared and irrevocably committed to issue the Title Policy (as defined below) to Buyer.

(b) Performance. All of the representations and warranties of Seller set forth in Sections 10.1(a), (b), (c), (d), (e), (g), (h), (i) and (k) shall be true and correct as of the Closing Date, and Seller, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed pursuant to the terms of this Agreement (subject to the cure period sect forth in Section 11.2(a) hereof).

(c) Condition of Property. Subject to the provisions of Article 6 below, the condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, except for reasonable wear and tear and any damages due to any act of Buyer or Buyer’s representatives.

(d) Other Conditions. The fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Buyer specifically set forth in this Agreement.

2.5 Failure of Buyer’s Conditions. Subject and without limitation to Buyer’s rights hereunder, including, without limitation, Section 11.2 below, if any of Buyer’s Conditions have not been fulfilled within the applicable time periods, Buyer may:

(a) Waiver. Waive the Buyer’s Condition and close Escrow in accordance with this Agreement, with or without adjustment or abatement of the Purchase Price; or

(b) Termination. Terminate this Agreement by delivering written notice to Seller and to Escrow Agent, in which event, this Agreement shall terminate, all obligations under this Agreement shall cease (except for any obligations that expressly survive the termination of this Agreement) Buyer shall be entitled to the prompt return of the Deposit, and if the Buyer’s Condition set forth in Section 2.4(b) hereof was not fulfilled, then Buyer may pursue any other rights and remedies set forth in this Agreement.

2.6 Seller’s Conditions to Closing. The obligation of Seller to render performance under this Agreement is subject to the following conditions precedent (and conditions concurrent with respect to deliveries to be made by the parties at Closing) (“Seller’s Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Seller only in a writing executed by Seller:

(a) Performance. All of the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date, and Buyer, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Buyer to be complied with or performed pursuant to the terms of this Agreement.

(b) Other Conditions. All other conditions precedent to Closing benefiting Seller specifically set forth in this Agreement shall have been fulfilled.

2.7 Failure of Seller’s Conditions. Subject to Seller’s rights hereunder in the event of a default by Buyer which results in the failure of a Seller’s Condition, in the event of the failure of a Seller’s Condition, Seller may terminate this Agreement by delivery of written notice to Buyer and Escrow Agent, in which event, this Agreement shall terminate, all obligations under this Agreement shall cease (except for any obligations that expressly survive the termination of this Agreement) and Buyer shall be entitled to the prompt return of the Deposit.

ARTICLE 3

RIGHT OF ENTRY

Prior to Closing, Buyer acknowledges that it will investigate (or will have had the opportunity to investigate) to the extent deemed necessary by Buyer, all matters relating to title, zoning, land use entitlements and governmental regulations affecting the Property, and the use, operation and/or development of the Property, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes. In addition, Buyer and its representatives, agents, consultants and contractors shall have the right prior to Closing to enter the Real Property to inspect it and the Personal Property, including, without limitation, the interior, the exterior, the structure, the paving, the utilities, and all other physical and functional aspects of the Property (each, a “Buyer Inspection”) subject to the following terms and conditions:

(i) Buyer shall provide Seller with at least one (1) business day prior telephonic notice of each Buyer Inspection.

(ii) Each Buyer Inspection shall be at Buyer’s sole cost.

(iii) To the extent applicable, the persons or entities performing the Buyer Inspections shall be properly licensed in the State of California and shall have obtained all appropriate permits (to the extent such permits are required) for performing relevant tests on the Property and shall have delivered such permits to Seller, prior to performing any tests on the Property. At least one (1) business day prior to entry onto the Real Property, Buyer shall deliver to Seller (and cause each contractor and consultant who desires to enter onto the Real Property on behalf, or for the benefit of, Buyer to deliver to Seller) a certificate of insurance evidencing that Buyer (or such applicable contractor or consultant) has obtained a policy or policies of commercial general liability insurance providing for a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence covering liability to property or persons for Buyer’s and its agents’ and employees’ (and contractors’ or consultants’) activities on or about the Real Property, and naming Seller as additional insured. Such insurance policy or policies shall be issued by such insurance companies or an insurance company admitted as an insurer in California and having a Best’s Insurance rating of at least A- VII.

(iv) Buyer shall not have the right to undertake, or cause to be undertaken, any Phase II environmental assessment of the Real Property, including, borings or invasive testing on, in or under the Real Property, or any portion thereof (“Phase II Work”) unless Buyer has obtained Seller’s prior written consent thereto (which consent may be given or withheld in Seller’s reasonable discretion). Such Phase II Work shall be generally consistent with a written plan prepared by Buyer’s contractor(s) or consultant(s) in good faith outlining the scope of the proposed Phase II Work, the area(s) where such Phase II Work is to be performed, the timing of such Phase II Work, the contractor(s) or consultant(s) who Buyer desires to perform such Phase II Work and the party to report any findings of hazardous materials to any environmental agencies (the “Phase II Plan”). Buyer may commence the Phase II Work only after Seller has given its prior written consent to the Phase II Plan, which consent may be given or withheld in Seller’s reasonable discretion. Seller shall approve or reasonably disapprove of any Phase II Plan within three (3) business days after receipt thereof and Seller’s failure to respond within such three (3) business day period shall be deemed to be Seller’s consent to the proposed Phase II Plan. Each physical inspection shall not unreasonably interfere with the use of the Property by Seller nor shall any Buyer Inspection damage the Property in any respect. Buyer shall obtain, or cause to be obtained, all appropriate permits required for performing the Phase II Work. Seller shall have the right to have a representative of Seller present during the performance of any Phase II Work. Buyer shall, at Buyer’s cost and expense, obtain split samples of any drilling or boring tests comprising part of the Phase II work (except that Seller shall be liable for the costs of processing and analyzing, but not producing, such split samples for Seller’s benefit). If Buyer or any of its consultants or contractors discovers any Hazardous

Materials on, in or under the Property, then nothing in this Agreement shall obligate Seller to clean up or remediate such environmental condition so discovered by Buyer or any of its consultants or contractors. Any Phase II Work performed, or caused to be performed, by Buyer pursuant to the terms of this Agreement shall be considered part of the Buyer Inspections.

(v) Unless otherwise requested by Seller, all the Buyer Inspections shall be during normal business hours.

(vi) Seller shall have right to have one (1) or more representatives of Seller accompany Buyer and Buyer’s representatives, agents, consultants or contractors while they are on the Real Property.

(vii) If the Property is damaged by Buyer or any of its agents, employees, consultants, contractors or other representatives in connection with a Buyer’s Inspection, Buyer, at Buyer’s sole cost and expense, shall promptly repair such damage and restore the Property to substantially its condition existing immediately prior to the Buyer Inspections. Until restoration is complete, Buyer shall take all steps necessary to ensure that any conditions on the Property created by the Buyer Inspections do not materially interfere with the normal operation of the Property or create any dangerous or unhealthy conditions on the Property. The restoration obligation contained in this clause (vii) shall not obligate Buyer to clean up or remediate any Hazardous Materials, if any, existing in, on or under the Property except for Hazardous Materials actually caused to be present in, on or under the Property, or applicable portion thereof, by Buyer or any of its agents, employees, contractors or other representatives or to the extent any pre-existing Hazardous Material condition is exacerbated as a result of the acts or omissions of Buyer or any of its agents, employees, contractors or other representatives. The restoration obligation contained in this clause (vii) shall not obligate Buyer to clean-up, remediate, repair or restore any condition caused by Seller or the Seller Related Parties (as defined below). The restoration obligation contained in this clause (vii) shall survive the termination of this Agreement.

(viii) Buyer shall indemnify, protect and defend (with counsel reasonably acceptable to Seller) and hold Seller and its affiliates, partners, trustees, shareholders, directors, officers, members, employees, and agents (collectively “Seller Related Parties”) harmless from and against any and all claims, damages, liens, judgments, demands, obligations, actions, costs, liabilities and losses (including mechanics’ liens) and expenses (including, without limitation, reasonable attorneys’ fees actually incurred) to the extent arising out of any acts of Buyer or any of its agents, employees, representatives, consultants or contractors on or about the Real Property, or applicable portion thereof, in connection with or related to any Buyer Inspections; provided, however, such obligation of Buyer to indemnify, defend, protect and hold harmless Seller and the Seller Related Parties shall not be applicable to (x) the mere discovery by Buyer of any Hazardous Materials existing on, in or under the Real Property and not caused to be present or exacerbated by Buyer or any of its agents, employees, contractors or other representatives or exacerbated by the acts or omissions of Buyer or any of its agents, employees, contractors or other representatives or (y) the acts of Seller or the Seller Related Parties. This clause (viii) shall survive the Closing or any termination of this Agreement.

ARTICLE 4

TITLE

4.1 Conditions of Title. At the Closing, Seller shall convey title to the Real Property to Buyer by grant deed in the form attached hereto as Exhibit D (the “Deed”). Prior to the Effective Date, (a) First American Title Insurance Company (in such capacity, “Title Company”) has delivered to Buyer a pro forma title policy for the Real Property order number NCS561882-SC (the “Pro Forma”), together with copies of all documents referenced as exceptions therein, and (b) Seller has delivered to Buyer an As-Built American Land Title Association survey of the Real Property (the “Existing Survey”). Buyer has obtained an update to the Existing Survey (a “Survey Update”). Title to the Real Property to be conveyed to Buyer shall be subject to (i) current non-delinquent real estate taxes and assessments, a lien not then due and payable; (ii) the exceptions set forth in the Pro Forma and the Existing Survey and the Survey Update; (iii) any exceptions to title which would be disclosed by a reasonable inspection; (iv) local, state and federal laws, ordinances or governmental regulations including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; (v) any exceptions to title which may be caused by the actions of Buyer or any of its agents, employees, contractors or consultants; (vi) standard printed exceptions and exclusions generally included in an ALTA extended owner’s policy of title insurance; and (vii) the rights of possession of tenants under the Leaseback Lease (collectively, the “Permitted Exceptions”).By delivery and execution of this Agreement, Buyer shall be deemed to have approved title subject to the Permitted Exceptions.

4.2 Buyer’s Review of Title. Buyer shall have until the end of the Feasibility Period (the “Title Objection Period”) to notify Seller in writing (a “Title Notice”) of any objection which Buyer may have to any updates to the Pro Forma; provided, however, that if any such update to the Pro Forma is received by Buyer after the expiration of the Title Objection Period, Buyer shall have an additional two (2) business days, regardless of the Closing Date, following Buyer’s receipt of such update and legible copies of all documents referenced therein to deliver a notice (“Title Notice(s)”) of objections to items shown on any such update. Exceptions reported in the Pro Forma not objected to by Buyer as provided above shall be deemed to be “Permitted Exceptions.” Seller shall deliver, no later than two (2) business days after receipt of a Title Notice, written notice to Buyer and Title Company identifying which disapproved items, if any, Seller shall undertake to cure (by either having the same removed or by obtaining affirmative insurance over the same in form reasonably acceptable to Buyer as part of the final Title Policy) (“Seller’s Response”). If Seller agrees to so remove any such objection or to obtain such insurance, then such removal or insurance shall be a covenant of Seller and a condition to Closing in favor of Buyer. If Seller does not deliver a Seller’s Response prior to such date, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in a Title Notice, Buyer shall have until two (2) business days after receipt of Seller’s Response to (i) deliver a written notice to Seller and Escrow Agent terminating this Agreement, in which case, all obligations under this Agreement shall cease (except for any obligations that expressly survive the termination of this Agreement) and Buyer shall be entitled to the prompt return of the Deposit or (ii) waive any such objection (whereupon such objections shall be deemed Permitted Exceptions for all purposes hereof). If Seller and Escrow Agent have not received such written notice from Buyer within such two (2) business day period, such failure shall be deemed Buyer’s waiver of all such objections.

4.3 Obligatory Removal Exceptions. Notwithstanding the foregoing, Seller shall take all action necessary to remove from title to the Property (or in the alternative, Seller shall obtain for Buyer title insurance insuring over such exceptions or matters), such insurance to be in form and substance satisfactory to Buyer in its reasonable discretion) the following matters (none of which shall be deemed to be Permitted Exceptions): (a) all exceptions to title and survey matters created by Seller on or after the Effective Date without the prior written consent of Buyer (which consent may be withheld in Buyer’s reasonable discretion); (b) any and all liens and encumbrances affecting the Property which secure an obligation to pay money (other than installments of real estate taxes or assessments not delinquent as of the Closing); and (c) all taxes and assessments due and payable for any period prior to the Closing (collectively, the “Obligatory Removal Exceptions”).

4.4 Evidence of Title. Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue at Closing an American Land Title Association (ALTA) extended coverage owner’s policy of title insurance in favor of Buyer in an amount equal to the Purchase Price showing indefeasible fee simple title to the Real Property vested in Buyer, with those additional endorsements and reinsurance reasonably requested by Buyer, subject only to the Permitted Exceptions and the standard pre-printed exclusions to coverage shown on such ALTA Policy of Title Insurance (the “Title Policy”). If Buyer elects to obtain any optional endorsements to the ALTA Title Policy, (a) the cost of such endorsements shall be at Buyer’s sole cost; and (b) Buyer shall obtain, at Buyer’s sole cost and expense, the Survey Update. In no event shall Buyer be excused from its obligation to purchase the Property if the Title Company refuses to issue an ALTA policy because Buyer has failed or refused to provide Title Company the Survey Update. If, following the Closing hereunder, Buyer has any objection to the condition of title of the Real Property conveyed by Seller to Buyer, except to the extent covered by the warranties implied in the Deed, Buyer shall be deemed to have waived any and all claims against Seller related to such condition of title and Buyer acknowledges that its sole recourse shall be against the Title Company with respect to such dispute. Except for the warranties implied in the Deed, Buyer is relying upon the Pro Forma referred to above, the Title Policy to be issued to Buyer at Closing and Buyer’s own investigations respecting Seller’s title to the Real Property.

ARTICLE 5

AS IS SALE, RELEASE OF CLAIMS; FLOOD HAZARD ZONE

5.1 “As-Is” Purchase. Except for the representations, warranties and covenants of Seller set forth in this Agreement and the documents to be delivered by Seller at Closing, Buyer specifically acknowledges and agrees that Seller is selling and Buyer is purchasing the Property on an “As Is With All Faults” basis. Except for the representations, warranties and covenants of Seller set forth in this Agreement and the documents to be delivered by Seller at Closing, Buyer is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, its agents, or brokers as to any matters concerning the Property, including without limitation: (i) the quality, nature, adequacy and physical condition of the Land and the

Improvements thereon (and the Personal Property), including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Real Property, (iv) the development potential of the Real Property, the use, habitability, merchantability, or fitness of the Property, and the suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Real Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence or absence of Hazardous Materials (including, without limitation, asbestos or asbestos-containing materials and lead-based paint) on, under or about the Land (or Improvements thereon) or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements on the Property, (ix) the condition of title to the Real Property and/or Personal Property, (x) the income that may be generated from the Property, (xi) the economics of the operation of the Property and (xii) the existence, quality, nature, adequacy and physical condition of the Personal Property. Except for the representations, warranties and covenants of Seller set forth in this Agreement and the documents to be delivered by Seller at Closing, Buyer acknowledges that it shall use its independent judgment and make its own determination as to the scope and breadth of the due diligence investigation which it shall make relative to the Property. Except for the representations, warranties and covenants of Seller set forth in this Agreement and the documents to be delivered by Seller at Closing, Buyer shall rely upon its own investigation of the physical, environmental, economic and legal condition of the Property (including, without limitation, whether the Property is located in an area which is designated as a special flood hazard area, dam failure inundation area, earthquake fault zone, seismic hazard zone, high fire severity area or wildland fire area, by any federal, state or local agency). Buyer undertakes and assumes the risks associated with all matters pertaining to the Real Property’s location in any area designated as a special flood hazard area, dam failure inundation area, earthquake fault zone, seismic hazard zone, high fire severity area or wildland fire area, by any federal, state or local agency. The provisions of this Section 5.1 shall indefinitely survive the Closing hereunder or termination of this Agreement and shall not be merged into the Deed to be delivered by Seller to Buyer at Closing.

5.2 Release and Waiver.

(a) Release. Without limiting the above, as of the Closing hereunder, Buyer waives on behalf of itself and its agents, employees, affiliates, successors and assigns, any and all right to recover from Seller and the Seller Related Parties, and forever releases and discharges Seller and the Seller Related Parties from any and all damages, claims, losses, liabilities, penalties, fines, liens, actions, causes of action, demands, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with this Agreement, the Personal Property, the Land and the Improvements thereon, including, without limitation, title to the Property, latent or patent construction defects applicable to any portion of the Property, the physical and environmental condition of the Property and any law or regulation applicable thereto (including, without limitation, the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Toxic Substance Control Act (15 U.S.C. Sections 2601 et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Sections 25100 et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Sections 13000 et seq.), and the Safe Drinking Water and Toxic Enforcement Act (California Health and Safety Code Section 25249.5 et seq.)). The preceding to the contrary notwithstanding, the provisions of this Section 5.2(a) and Section 5.2(b) below shall not be applicable to (i) any breach by Seller, or any Seller Related Parties, of any of the representations, warranties or covenants made by Seller under the terms of this Agreement or the documents delivered by Seller at Closing, (ii) any fraud committed by Seller or Seller Related Parties, or (iii) to any other obligation of Seller which survives the Closing.

(b) Waiver. In connection with subsection (a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c) Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section 5.2 and Section 5.1 above, and discussed their import with legal counsel, is fully aware of their consequences, and that the provisions of this Section 5.2 and Section 5.1 above are a material part of the Agreement and shall survive the Closing.

Buyer’s Initials:

5.3 Flood Hazard Zone.

Buyer acknowledges that if the Land or Real Property is located in an area that the Secretary of the Department of Housing and Urban Development has found to have special flood hazards, then pursuant to the National Flood Insurance Program, Buyer may be required to purchase flood insurance in order to obtain a loan secured by the Real Property from any federally regulated financial institution or a loan insured or guaranteed by an agency of the United States government. Buyer shall have sole responsibility to determine whether the Real Property or Land is located in an area that is subject to the National Flood Insurance Program.

ARTICLE 6

RISK OF LOSS AND INSURANCE PROCEEDS

6.1 Minor Loss. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation or potential condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction to the Real Property, does not exceed Two Million and 00/100 Dollars ($2,000,000.00) and such damage or destruction is fully covered (except to the extent of Seller’s deductible) by insurance maintained by Seller (or, absent such full coverage, Seller agrees to fund at Closing as a credit to the Purchase Price the amount not covered in excess of the deductible), (b) the loss due to a condemnation does not (I) exceed Two Million and 00/100 Dollars ($2,000,000.00), (II) materially affect access to the Real Property or (III) otherwise materially impair Buyer’s intended use of the Real Property, and (c) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to (x) the insurance proceeds paid to Seller with respect to the damage to the Property less any portion of such proceeds used to pay for repair of the damage or destruction, and with the Seller crediting against the Purchase Price at Closing any deductible applicable to such damage, or (y) any condemnation awards actually collected by and paid to Seller as a result of any condemnation of the Real Property, or applicable portion thereof. If Buyer does not elect to terminate this Agreement, Seller shall not compromise, settle or adjust any award or insurance claim without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion). If the insurance proceeds or condemnation award, if applicable, have not been collected as of the Closing, then Seller shall assign to Buyer at Closing all of Seller’s right to receive any insurance proceeds or condemnation award with respect to the damage to or condemnation of the Real Property, or applicable portion thereof, and Buyer shall receive a credit against the Purchase Price in the amount of any deductible applicable to such damage, if any, less any sums needed to reimburse Seller for sums expended to repair or restore the Real Property. For purposes of this Section 6.1 and Section 6.2 below, the cost to repair any damage or destruction to the Real Property shall be reasonably determined by a general contractor selected by Seller and reasonably approved by Buyer, and any diminution in value arising from a condemnation of a portion of the Real Property shall be determined by an appraiser selected by Seller and reasonably approved by Buyer (and the cost of such appraisal shall be borne equally by Seller and Buyer).

6.2 Major Loss. If (a) the cost to repair any such damage or destruction to the Real Property exceeds Two Million and 00/100 Dollars ($2,000,000.00) or any damage or destruction is not fully covered (except to the extent of Seller’s deductible) by insurance maintained by Seller (and, absent such full coverage, Seller agrees to fund at Closing as a credit to the Purchase Price the amount not covered in excess of the deductible), (b) the loss due to a condemnation (I) exceeds Two Million and 00/100 Dollars ($2,000,000.00), (II) affects access to the Real Property or (III) otherwise materially impairs Buyer’s intended use of the Real Property (as reasonably determined by Buyer), then Buyer may, at its option to be exercised within ten (10) business days of Seller’s notice of the occurrence of the damage or destruction or the threat or commencement of condemnation proceedings (and the Closing Date shall be extended as necessary to allow Buyer the full ten (10) business day period), either (a) terminate this Agreement by giving written notice to Seller within such ten (10) business day period, or (b) consummate the purchase of the Property for the full Purchase Price as required by the terms hereof. If Buyer so terminates this Agreement, then the Deposit paid by Buyer shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except those rights and obligations which survive termination of this Agreement. If Buyer elects to proceed with the purchase or fails to give Seller notice within the above-referenced ten (10) day period of Buyer’s termination of this Agreement, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds and with the Seller also crediting against the Purchase Price at Closing any deductible applicable to such damage, or condemnation awards actually collected by and paid to Seller as a result of any such damage or destruction or condemnation under any policy of insurance carried by Seller with respect to such loss, less any sums expended toward the restoration or repair of the Real Property. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer less any sums needed to reimburse Seller for sums actually expended to repair or restore the Real Property and in the case of damage, Buyer shall receive a credit against the Purchase Price in the amount of any deductible applicable to such damage. If Buyer does not elect to terminate this Agreement, Seller shall not compromise, settle or adjust any award or insurance claim without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion).

6.3 Notice of Loss. Seller shall provide Buyer written notice of any damage, destruction, condemnation or potential condemnation under Sections 6.1 or 6.2 above, within three (3) business days of Seller learning of such damage, destruction, condemnation or potential condemnation.

ARTICLE 7

BROKERS AND EXPENSES

Seller and Buyer each represent and warrant to the other that it has not engaged or retained any broker or finder in connection with the transaction contemplated by this Agreement to whom a commission may be owed other than Colliers International. If, and only if, escrow closes hereunder, Seller agrees to pay to Colliers International a real estate sale commission pursuant to the terms of a separate agreement between Seller and Colliers International. Buyer shall have no obligation under this Agreement to pay Colliers International any commission or other compensation in connection with this Agreement or the purchase and sale transaction described herein. If any person or entity other than Colliers International brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party whose conduct is the basis for such claim for a commission or finder’s fee shall indemnify, hold harmless and defend the other party (the “Indemnified Party”) from any and all costs, damages, claims, liabilities, losses, or expenses, (including without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Article 7 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

ARTICLE 8

AGREEMENTS AFFECTING THE PROPERTY

8.1 Buyer’s Approval of New Agreements Affecting the Property.

(a) New Agreements. Between the Effective Date and the Closing (or earlier termination of this Agreement), Seller shall not, except as otherwise expressly permitted in this Section 8.1(a), enter into any agreement affecting the Property, or portion thereof, or extend, renew, modify or terminate any agreement affecting the Property, or portion thereof, without first obtaining Buyer’s written approval, which may be given or withheld in Buyer’s sole discretion. Seller shall promptly notify Buyer of Seller’s intent to enter into any agreement affecting the Property along with the terms of such proposed agreement. Buyer shall have five (5) business days from receipt of the notice to approve or disapprove any such proposed action in writing. If, with respect to any proposed action that requires Buyer’s written approval, Buyer fails to give

Seller notice of its approval or disapproval of any such proposed action within five (5) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval. Prior to the Closing, Buyer may elect not to assume any or all of the Contracts, in which case, Seller shall cause, at Seller’s sole cost and expense, any Contracts that Buyer elects not to assume to be terminated prior to Closing. If Buyer delivers notice to Seller that it will not assume any Contract less than thirty (30) days prior to Closing, Buyer shall be liable for any payments due under such Contract for the period commencing on the Closing Date and ending on the day which is thirty (30) days following the date of delivery of such notice.

(b) Leases. Between the Effective Date of this Agreement and the Closing or earlier termination of this Agreement, Seller shall not enter into any lease, license or third party occupancy agreement covering the Property, or any portion thereof.

8.2 Title. Seller shall not take any of the following actions which would survive the Closing: (a) directly or indirectly sell, assign or create any right, title or interest whatsoever in or to the Property, (b) take any action, create, commit, permit to exist or suffer any acts which would (i) give rise to a variance from the current legal description of the Land, or (ii) cause the creation of any lien, charge or encumbrance other than the Permitted Exceptions, or (c) enter into any agreement to do any of the foregoing without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion).

8.3 Notice of Change in Circumstances. Seller shall promptly notify Buyer of any change in any condition with respect to the Property or any portion thereof or of any event or circumstance of which Seller has actual knowledge subsequent to the Effective Date which (a) materially, adversely affects the Property or any portion thereof or the use or operation of the Property or any portion thereof (including, without limitation, any notice regarding the potential reconfiguration of the Highway 237 on ramp/off ramp which will have an impact on Moffett Park Drive or (b) makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading.

8.4 No Defaults. Seller shall not default, after notice and the expiration of any applicable cure period, with respect to the performance of any obligation relating to the Property, including, without limitation, the payment of all amounts due and the performance of all obligations with respect to the Contracts and any existing indebtedness relating to the Property.

8.5 Exclusive Negotiations. Seller shall (i) remove the Property from the market, and (ii) cease and refrain from any and all negotiations with any other prospective optionees or purchasers of the Property.

8.6 Development Activities. Seller shall not enter into or amend any agreements with governmental or other regulatory entities affecting the Property without Buyer’s prior written consent (which consent may be withheld in Buyer’s reasonable discretion). Seller hereby agrees to reasonably cooperate with Buyer in Buyer’s efforts to obtain such governmental approvals as Buyer deems necessary to permit Buyer to operate the Property as Buyer wishes.

8.7 Insurance. Seller will maintain its current insurance in place from the Effective Date through the Closing or earlier termination of this Agreement.

8.8 Management. Prior to the Closing or earlier termination of this Agreement, Seller shall manage and maintain the Real Property in the same manner in which Seller has been managing and maintaining the Real Property during the period of its ownership of the Real Property and in accordance with laws; except that nothing stated herein shall obligate Seller to undertake, or cause to be undertaken, any capital repairs or capital expenditures or capital or structural improvements with respect to the Land or the Improvements thereon.

8.9 Survival. Any claims related to any breach by Seller of the covenants set forth in this Article 8 occurring prior to Closing shall survive the Closing for a period of six (6) months.

ARTICLE 9

CLOSING AND ESCROW

9.1 Opening of Escrow. Promptly following the Effective Date, Buyer and Seller shall each cause a purchase and sale escrow (“Escrow”) to be opened with Escrow Agent by delivery to Escrow Agent of two (2) duplicate partially executed originals of this Agreement executed by Seller and Buyer. Upon receipt of such partially executed originals of this Agreement, Escrow Agent shall form two (2) duplicate original counterparts of this Agreement and telephonically confirm to Buyer and Seller the date upon which Escrow is opened (the “Opening of Escrow”). On or immediately after the Opening of Escrow, Escrow Agent shall (a) confirm the same by executing and dating the two (2) duplicate original counterparts of this Agreement in the space provided for Escrow Agent, and (b) deliver a fully executed original of this Agreement to each of Seller and Buyer.

9.2 Escrow Instructions. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. The parties hereto shall execute such additional escrow instructions, not inconsistent with this Agreement as determined by counsel for Buyer and Seller, as Escrow Agent shall deem reasonably necessary for its protection, if any (as may be modified by and mutually acceptable to Buyer, Seller and Escrow Agent). In the event of any inconsistency between this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern.

9.3 Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when Buyer and Seller have deposited into Escrow the documents and funds required by this Agreement, and Title Company is unconditionally and irrevocably committed to issue the Title Policy concurrently with the Closing, Escrow Agent shall, in the order and manner herein below indicated take the following actions:

(a) Recording. Following Title Company’s acknowledgment that it is prepared and irrevocably committed to issue the Title Policy to Buyer, cause the Deed and any other documents which the parties hereto may mutually direct to be recorded in the Official Records of Santa Clara County and obtain conformed copies thereof for distribution to Buyer and Seller.

(b) Disbursements. Upon receipt of confirmation of the recordation of the Deed, disburse all funds deposited with it by Buyer as follows:

(i) Pursuant to the Closing Statement (as hereinafter defined), retain for Escrow Agent’s own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Title Policy, and disburse to any other persons or entities entitled thereto the amount of any other closing costs;

(ii) Disburse to Seller an amount equal to the Purchase Price, less or plus the net debit or credit to Seller by reason of the prorations and allocation of closing costs provided for in this Agreement. Seller’s portion of the escrow fees, title fees and other closing costs shall be paid pursuant to clause (i) above; and

(iii) Disburse to Buyer any remaining funds in the possession of Escrow Agent after payments pursuant to clauses (i) and (ii) above have been completed.

(c) Title Policy. Cause Title Company to issue the Owner’s Title Policy to Buyer.

(d) Delivery of Documents. Deliver to Buyer and Seller one original of each of all documents deposited into Escrow, other than the Deed and any other recorded documents.

9.4 Conflicting Demands. Upon receipt of a written demand for the Deposit (a “Deposit Demand”) by Seller or Buyer (the “demanding party”), Escrow Agent shall promptly send a copy of such Deposit Demand to the other party (the “non-demanding party”). Except in connection with the termination of this Agreement pursuant to Section 2.3 above (in which event the Deposit shall be immediately returned to Buyer), Escrow Agent shall hold the Deposit for five (5) business days from the date of delivery by Escrow Agent of the Deposit Demand to the non-demanding party (“Objection Period”) or until Escrow Agent receives a confirming instruction from the non-demanding party. In the event the non-demanding party delivers to Escrow Agent written objection to the release of the Deposit to the demanding party (an “Objection Notice”) within the Objection Period (which Objection Notice shall set forth the basis under this Agreement for objecting to the release of the Deposit), Escrow Agent shall promptly send a copy of the Objection Notice to the demanding party. In the event of any dispute between the parties regarding the release of the Deposit, Escrow Agent, in its good faith business judgment, may disregard all inconsistent instructions received from either party and may either (a) hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of such mutual resolution in writing by both Seller and Buyer, or Escrow Agent is otherwise instructed by a final non-appealable judgment of a court of competent jurisdiction, or (b) deposit the Deposit with a court of competent jurisdiction by an action of interpleader (whereupon Escrow Agent shall be released and relieved of any further liability or obligations hereunder from and after the date of such deposit). In the event Escrow Agent shall in good faith be uncertain as to its duties or obligations hereunder or shall receive conflicting instructions, claims or demands from the parties hereto (expressly excluding however a conflicting demand given by Seller after Buyer has delivered a Termination Notice or failed to timely deliver an Approval Notice), Escrow Agent shall promptly notify both parties in writing and thereafter Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Deposit until Escrow Agent shall receive a joint instruction from both parties clarifying Escrow Agent’s uncertainty or resolving such conflicting instructions, claims or demands, or until a final non-appealable judgment of a court of competent jurisdiction instructs Escrow Agent to act.

9.5 Real Estate Reporting Person. Escrow Agent is designated the “real estate reporting person” for purposes of section 6045 of title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

9.6 Destruction of Documents; Survival. Escrow Agent is hereby authorized to destroy or otherwise dispose of any and all documents, papers, instructions and other material concerning the Escrow at the expiration of six (6) years from the later of (a) the Closing, (b) the final disbursement of any funds maintained in Escrow after the Closing, or (c) the final release of the Deposit following the termination of this Agreement. The provisions of this Article 9 shall survive the Closing or earlier termination of this Agreement until Escrow Agent’s duties and obligations hereunder are fully and finally discharged.

9.7 Closing. The Closing hereunder shall be consummated through Escrow, subject to the satisfaction (or waiver by such party in whose favor such conditions exist) of the conditions set forth in Sections 2.2, 2.4 and 2.5 above, on March 13, 2014 (the “Closing Date”). Time is of the essence as to the closing hereunder. Except as otherwise expressly provided herein, the Closing Date may not be extended without the prior written approval of both Seller and Buyer (which approval may be given or withheld in the party’s sole discretion). The Closing shall be deemed to have occurred on the date that the Deed is recorded in the Official Records of Santa Clara County and Seller has received the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, less Seller’s share of closing costs and other charges allocated to Seller hereunder.

9.8 Deposit of Documents.

(a) Seller’s Deliverables. At least one (1) business day prior to the Closing, Seller shall deposit into Escrow the following items:

(i) a duly executed and acknowledged Deed, in the form attached hereto as Exhibit D, conveying the Real Property to Buyer;

(ii) a duly executed Bill of Sale, in the form attached hereto as Exhibit E, conveying Seller’s right, title and interest, if any, in the Personal Property to Buyer;

(iii) a duly executed Affidavit in compliance with Section 1445 of the Internal Revenue Code of 1986, as amended, and in the form of Exhibit F attached hereto, certifying that Seller is not a “foreign person” or otherwise subject to federal tax withholding by Buyer in connection with this transaction;

(iv) a duly executed Withholding Exemption Certificate in compliance with California law (From 593-C), to confirm that Buyer is not required to withhold any portion of the Purchase Price under California law in connection with this transaction;

(v) two (2) duly executed counterparts of the lease in the form attached hereto as Exhibit G, whereby Seller will lease back certain portions of the Improvements after Closing (the “Leaseback Lease”);

(vi) two (2) duly executed counterparts of the Assignment of Contracts, and Intangible Property in the form attached hereto as Exhibit H (the “Assignment”), conveying Seller’s right, title and interest, if any, in the Contracts and Intangible Property to Buyer;

(vii) one (1) duly executed Closing Statement (as defined below);

(viii) duly executed customary title company affidavits and indemnity agreements;

(ix) all applicable transfer tax forms, if any;

(x) evidence reasonably satisfactory to Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so; and

(xi) two (2) duly executed and acknowledged counterparts of a subordination, nondisturbance and attornment agreement in form and substance reasonably acceptable to Seller with respect to any secured financing entered into by Buyer concurrent with the Closing, a copy of which shall be delivered to Seller no later than five (5) business days prior to the Closing Date.

(b) Buyer’s Deliverables. At least one (1) business day prior to the Closing, Buyer shall deposit into Escrow the following items:

(i) two (2) duly executed counterparts of the Leaseback Lease;

(ii) two (2) duly executed counterparts of the Assignment; and

(iii) one (1) duly executed Closing Statement.

(c) Other Deliverables. Buyer and Seller shall each deposit such other instruments as are reasonably required by the Escrow Agent or Title Company or otherwise required to close the Escrow and consummate the purchase and sale of the Property in accordance with the terms hereof

9.9 Prorations and Credits. Rents, real property taxes and assessments, water, sewer and utility charges (calculated on the basis of the period covered), any amounts owed under Contracts assumed by Buyer at Closing and any other expenses normal to the operation and maintenance of the Real Property shall all be prorated as of the Closing, on the basis of a 365-day year. Seller and Buyer hereby agree that if any of the aforesaid prorations are not calculated accurately on the Closing Date, then the same shall be recalculated as soon as reasonably practicable after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party. With respect to any amounts due under the leases which are subject to an annual or other periodic reconciliation, Seller and Buyer shall cooperate to complete a reconciliation as of the Closing. Based upon such reconciliation, for any amounts owing to tenants under the leases, Buyer shall receive a credit at the Closing, and for any amounts payable by tenants under the leases, Seller shall be entitled to a credit at the Closing.

9.10 Tax Appeals. With respect to any property tax appeals or reassessments filed by Seller for tax years prior to the year in which the Closing occurs, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom (subject to any requirement under the leases to pay to the tenants thereunder a share of any such refund or rebate, which Seller shall promptly pay to Buyer for refunding to such tenants), and with respect to any property tax appeals or reassessments filed by Seller for the tax year in which the Closing occurs, Seller and Buyer shall share the amount of any rebate or refund resulting therefrom (after first paying to Seller all costs and expenses incurred by Seller in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such tax year (subject to any requirement under the leases to pay to the tenants thereunder a share of any such refund or rebate, which Seller shall promptly pay to Buyer for refunding to such tenants);

9.11 Preliminary Closing Statement. Three (3) business days prior to the Closing, Escrow Agent shall deliver to each of the parties for their review and approval a preliminary closing statement (the “Preliminary Closing Statement”) based on an income expense statement prepared by Seller, approved by Buyer, and delivered to Escrow Agent prior to said date, setting forth (i) the proration amounts allocable to each of the parties and (ii) the closing costs allocable to each of the parties. Based on each of the party’s comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement which will be signed by each of Buyer and Seller prior to the Closing (the “Closing Statement”).

9.12 Closing Costs. Seller shall pay any City and all of the County transfer taxes incurred in connection with the conveyance of the Real Property from Seller to Buyer. Seller shall pay the premium for that portion of the Title Policy that is allocable to a standard coverage owner’s policy of title insurance. The cost of Buyer’s title endorsements, if any, and the excess premium of an ALTA extended owner’s policy (above the premium of the standard coverage owner’s policy) if extended coverage is issued in connection with this transaction also shall be paid by Buyer (except for title endorsements Seller agrees to provide pursuant to Article 4 above, which shall be paid for by Seller). The escrow fees incurred in connection with the consummation of the transaction described herein shall be borne equally by Seller and Buyer. Any other closing costs shall be allocated to the parties as is customary in Santa Clara County, California. Except as otherwise provided in Section 12.5 and Section 12.6 below, each party shall bear their own costs for legal counsel incurred in this transaction.

9.13 Survival. Sections 9.9 and 9.12 above shall survive the Closing for a period of six (6) months and Sections 9.10, 9.14 and 9.15 shall survive the Closing without limitation.

9.14 Possession. If Escrow closes hereunder, Seller shall deliver possession of the Property to Buyer on the Closing Date.

9.15 Deliveries Outside of Escrow. Seller hereby covenants and agrees, at its sole cost and expense, to deliver or cause to be delivered to deliver to Buyer, on or prior to the Closing, the following items:

(i) An original, fully executed counterpart of each of the Contracts being assumed by Buyer, and any amendments, modifications, supplements and restatements thereto;

(ii) The original of each document evidencing the Intangible Property or rights to ownership and use thereof including the Approvals (as defined below);

(iii) To the extent not previously delivered, original of all of the Documents;

(iv) The Personal Property, including, without limitation, all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements; and

(v) Keys, combinations or card keys to all locks and security systems.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer the matters set forth below, and states that these representations are true and correct as of the Effective Date and as of the Closing:

(a) Organization and Authority. Seller has been duly organized, validly exists and is in good standing under the laws of the Delaware and is qualified to transact intrastate business in the State of California. Seller has full right and power and authority to enter into and perform this Agreement and to sell the Property to Buyer. This Agreement has been duly and validly authorized, executed and delivered by Seller. All the documents executed by Seller in connection with the Closing under this Agreement will be duly authorized, executed and delivered by Seller. The person(s) executing this Agreement on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions of this Agreement. The person(s) executing the documents to be delivered by Seller at Closing on behalf of Seller will have the legal power, right and actual authority to bind Seller to the terms and conditions thereof.

(b) Solvency. Seller has not (i) made a general assignment for the benefit of creditors (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of such person’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Other Agreements; Third Party Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with or constitute a default under any of the terms, conditions or provisions of any other agreement to which Seller is a party or by which Seller is bound or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over either Seller or all or any portion of the Property. No consents or waivers of or by any third party are necessary to permit the consummation by Seller of the transaction contemplated by this Agreement.

(d) Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended.

(e) OFAC. Seller is currently (a) in compliance with and shall at all times prior to Closing remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(f) Legal Proceedings. There are no pending, or To Seller’s Knowledge (as defined below), threatened actions, suits or proceedings before any judicial or quasi-judicial body or condemnation actions against the Property or against either Seller with respect to the Property. To Seller’s Knowledge, there are no existing, proposed or contemplated special assessments, except those shown as exceptions on the Pro Forma.

(g) Leases. Seller has not entered into any leases, licenses or other occupancy agreements affecting any portion of the Property which will be in force after the Closing. There are no security deposits held by Seller.

(h) Notices. Seller has received no notice(s) regarding changes to or reconfiguration of streets abutting and in the vicinity of the Real Property which have not been delivered to Buyer. To Seller’s Knowledge, no changes to or reconfiguration of streets abutting and in the vicinity of the Real Property are pending or threatened.

(i) Contracts. Seller has not entered into any service, maintenance, repair, management, leasing, or supply contracts or equipment leasing contracts relating to the Property which will be in force after the Closing, except for the Contracts. Seller has not received any written notice, nor delivered any written notice, of any monetary default or material non-monetary default under any of the Contracts and, To Seller’s Knowledge, there is no fact or facts which would now or with the giving of notice or the passage of time or both be a default under the terms thereof.

(j) Violation of Legal Requirements. Seller has not received a written notice of any violations of any laws applicable to the Property, including, without limitation, all laws with respect to zoning, building, fire and health codes, environmental protection and sanitation and pollution control and the Americans with Disabilities Act, as amended (collectively, “Laws”), which violations have not been cured and, To Seller’s Knowledge, there are no violations of any Laws applicable to the Property. Seller has not received notice of, and has no Knowledge of, any condition currently or previously existing on the Property or any portion thereof which may give rise to any violation of any Laws applicable to the Property if it were disclosed to the authorities having jurisdiction over the Property.

(k) Preferential Rights. Seller has not granted any options or rights of first refusal or rights of first offer or similar rights to third parties to purchase or otherwise acquire an interest in the Property. No party has any option, right of first refusal, right of first offer or similar right to lease all or any portion of the Real Property.

(l) Property Documents. Each Document as delivered by Seller constitutes a true, correct and complete copy of such Document. To Seller’s Knowledge, there are no material commitments or agreements affecting the Property which have not been disclosed by Seller to Buyer in writing.

(m) Employees. There will be no obligations concerning any employees of Seller which will be binding upon Buyer or the Property after Closing.

(n) Insurance. Seller has not received any notice or request from any insurance company requesting the performance of any work or alteration with respect to the Property. Seller has not received notice from any insurance company concerning, nor, To Seller’s Knowledge, are there any defects or inadequacies in the Property which, if not corrected, would result in the termination of insurance coverage or increase its cost.

(o) Environmental Matters. To Seller’s Knowledge, except as expressly disclosed in the Documents or in any environmental study or report with respect to the Property which was obtained by Buyer prior to Closing, each of the Property and Seller is in compliance with all Laws relating to Hazardous Materials, which compliance includes, but is not limited to, the possession by such Seller of all permits and other governmental authorities required under applicable Laws, and compliance with the terms and conditions thereof, and Seller has not received any written notice that alleges that Seller or the Property is not in such compliance and there are no circumstances that may prevent or interfere with such compliance in the future. There is no Environmental Claim (as defined below) pending, or To Seller’s Knowledge threatened, with regard to the Property. To Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents relating to Hazardous Materials that could form the basis of any Environmental Claim against Seller or against any person or entity, including, without limitation, persons or entities whose liability for any such Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law.

“Environmental Claim” means any and all actions (including, without limitation, investigatory, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from or relating to the presence or suspected presence of any Hazardous Materials in, on, under, or about the Property or properties adjacent thereto.

“Fundamental Representations” means the representations and warranties set forth in Sections 10.1(a) through 10.1(e) above.

For purposes of the representations and warranties referred to above, the term “To Seller’s Knowledge,” shall mean the actual knowledge of William Caraccio, Michael Major, Paula Pereira, and Douglas Ahrens (collectively, “Seller’s Representatives”) without duty of inquiry and investigation. Seller represents and warrants that Seller’s Representatives are those persons affiliated with Seller most knowledgeable regarding the ownership and operation of the Property. In the event of any breach of any representation or warranty by Seller above, then Seller’s Representatives shall not be personally liable for such breach and recourse may not be had against Seller’s Representatives personally.

10.2 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller the matters set forth below, and states that these representations are true and correct as of the Effective Date and as of the Closing:

(a) Organization and Authority. Buyer is duly formed, validly existing and is in good standing under the laws of Delaware and at Closing will be qualified to transact intrastate business in the State of California. Buyer has full right and power and authority to enter into and perform this Agreement and to purchase the Property from Seller. This Agreement has been duly and validly authorized, executed and delivered by Buyer. All the documents executed by Buyer in connection with the Closing under this Agreement will be duly authorized, executed and delivered by Buyer. The person(s) executing this Agreement on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions of this Agreement. The person(s) executing the documents to be delivered by Buyer at Closing on behalf of Buyer will have the legal power, right and actual authority to bind Buyer to the terms and conditions thereof.

(b) Solvency. Buyer has not (i) made a general assignment for the benefit of creditors (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of such person’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Other Agreements; Third Party Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a default under any of the terms, conditions or provisions of any other agreement to which Buyer is a party or by which Buyer is bound. No consents or waivers of or by any third party are necessary to permit the consummation by Buyer of the transaction contemplated by this Agreement.

(d) OFAC. Buyer is currently (a) in compliance with and shall at all times prior to Closing remain in compliance with the regulations of the OFAC of the U.S. Department of Treasury and the OFAC Rules, (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

10.3 Survival. The representations and warranties set forth in Section 10.1 and Section 10.2 above (excepting the Fundamental Representations and the representations and warranties set forth in Section 10.2 above, which shall survive the Closing indefinitely) shall survive the Closing until the expiration of the Survival Period. Buyer shall be deemed to have waived its right to bring a claim against Seller based on a breach of any representation or warranty set forth in Section 10.1 above (excepting the Fundamental Representations, which shall survive the Closing indefinitely) unless Buyer shall have asserted a claim against Seller in writing based on such breach of such applicable Section within six (6) months following the Closing (and any such claim(s) shall be limited as provided in Section 11.2 below). The provisions of this Section 10.3 shall survive the Closing hereunder.

ARTICLE 11

DEFAULTS

11.1 Buyer’s Default.

(a) Default. Buyer shall be deemed to be in default under this Agreement if Buyer fails, for reasons other than Seller’s default hereunder or the failure of a condition precedent to Buyer’s obligation to perform hereunder, to meet, comply with or perform any covenant, agreement or obligation on Buyer’s part required within the time limits and in the manner required in this Agreement or there shall have occurred a material breach of any representation or warranty made by Buyer, and such failure or breach is not cured or remedied by Buyer within five (5) business days following Buyer’s receipt of written notice from Seller of such failure or breach; provided, however, under no circumstances shall the five (5) business day cure period referred to above extend the Closing Date referred to in Section 9.7 above or extend the time period by which Buyer is to make its Deposit.

(b) Liquidated Damages. If the Closing fails to occur as the result of Buyer’s default in Buyer’s obligations under this Agreement, Seller shall be entitled to receive and retain the Deposit as liquidated damages pursuant to Section 1.2(b)(iv) of this Agreement.

11.2 Seller’s Default.

(a) Default. Seller shall be deemed to be in default under this Agreement if Seller fails, for a reason other than Buyer’s default hereunder or the failure of a condition precedent to Seller’s obligation to perform hereunder, to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in the Agreement, or there shall have occurred a material breach of any representation, warranty or covenant made by Seller, and such failure or breach is not cured or remedied by Seller within five (5) business days following Seller’s receipt of written notice from Buyer of such failure or breach.

(b) Remedies Before Closing. If Seller shall be deemed in default under Section 11.2(a) at or before Closing, and Buyer does not waive such default, Buyer may pursue one of the following remedies, which shall be Buyer’s sole and exclusive remedies:

(i) Enforce specific performance of this Agreement against Seller, in which case, Buyer shall have no claim for damages or any other remedy against Seller in a court having jurisdiction in Santa Clara County; provided, however, if Buyer fails to file suit for specific performance against Seller on or before the date sixty (60) days following the Closing Date, then Buyer shall be deemed to elected to terminate this Agreement and to receive back the return of its Deposit and Seller shall be obligated to reimburse Buyer for the out-of-pocket third party expenses, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), incurred by Buyer in connection with this Agreement and/or the Property as provided in Section 11.2(b)(ii) below.

(ii) Terminate this Agreement by written notice delivered to Seller, and in the event of such termination, Buyer shall be entitled to the return of its Deposit and Seller shall reimburse Buyer, within ten (10) days following receipt of a written invoice and reasonable supporting documents, for the out-of-pocket third party expenses, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), incurred by Buyer in connection with this Agreement and/or the Property.

(c) Remedies After Closing. If the Closing has occurred, Buyer shall not be entitled to bring a claim against Seller unless Buyer establishes that Seller shall have materially breached a representation or warranty contained in this Agreement and the damages suffered by Buyer as a result of such breach exceed Ten Thousand Dollars ($10,000.00) (the “Basket”), in which case Buyer may seek damages by reason thereof (not to exceed One Million Dollars ($1,000,000.00) (the “Cap”)), but shall not be entitled to consequential, punitive or exemplary damages. If Seller’s liability to Buyer shall exceed the Basket, then Seller shall be liable for the entire amount thereof up to but not exceeding the Cap. The preceding to the contrary notwithstanding, in the event Seller commits any fraud or breach of the Fundamental Representations or breach of the representation set forth in Article 7 above, then neither the Basket nor the Cap shall not apply and Buyer shall be permitted to avail itself of any rights or remedies available to it at law or in equity

(d) Termination Procedure. Upon termination of this Agreement in accordance with this Section 11.2, the Deposit made by Buyer hereunder shall be promptly returned to Buyer. Seller shall be responsible for all cancellation charges and escrow charges required to be paid to the Title Company and Escrow Agent. Buyer acknowledges and agrees that the provisions of Section 11.2 of this Agreement were specifically bargained for between Seller and Buyer and are reasonable.

(e) Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that in the event of any breach or default by Seller under this Agreement, Buyer shall not seek or obtain any recovery or judgment against any of the Seller Related Parties. Under no circumstances shall any affiliate of Buyer or any partner, member, stockholder, trustee, beneficiary, officer, director, employee or agent of Buyer or of any of Buyer’s affiliates have any personal liability for the performance of Buyer’s obligations under this Agreement or the documents to be delivered at Closing under this Agreement. The terms of this Section 11.2(e) shall survive the Closing.

Buyer’s Initials:                           Seller’s Initials:

ARTICLE 12

MISCELLANEOUS

12.1 Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be deemed to have been given when delivered by U.S. Mail, registered or certified, return receipt requested, postage prepaid, or by overnight delivery service showing receipt of delivery, or by personal delivery, or by facsimile transmission. Notices and/or demands shall be addressed as follows:

To Buyer:	c/o Rockwood Capital LLC Two Embarcadero Center, Suite 2360 San Francisco, CA 94111 Attention: Jason Oberman Facsimile: (415) 788-7054

with copy to:	c/o Rockwood Capital LLC Two Embarcadero Center, Suite 2360 San Francisco, CA 94111 Attention: Jennifer Levy Facsimile: (415) 788-7054

and a copy to:	Paul Hastings LLP 55 Second Street, 24th Floor San Francisco, CA 94105 Attention: Stephen I. Berkman, Esq. Facsimile: (415) 856-7100

To Seller:	Applied Micro Circuits Corporation 215 Moffett Park Drive Sunnyvale, CA 94089 Attn: L. William Caraccio Fax No.: (408) 542-8355

with a copy to:	Miller, Morton, Callait & Nevis, LLP 25 Metro Drive, 7th Floor San Jose, California 95110
Attn: Peter A. Kline Fax No.: (408) 292-1765

To Escrow Agent:	First American Title Insurance Company 1737 North First Street, 5th Floor San Jose, California 95112 Attn: Linda Tugade Fax No.: (408) 451-7928

or to such other address as either party may from time to time specify in writing to the other party. Notices as aforesaid shall be effective upon actual receipt, or the next business day after delivery to a recognized overnight delivery service, or three (3) business days after the deposit in the U.S. mail, or upon confirmation of transmission by facsimile if transmitted by 5:00 p.m. PST (and if transmitted after 5:00 p.m. PST, then deemed received on the next succeeding business day) provided such facsimile notice or demand is also sent by one of the other methods of delivery set forth above on the same date or next succeeding business day as the facsimile notice is sent.

12.2 Entire Agreement.

This Agreement, together with the Exhibits hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements or letters of intent are replaced in total by this Agreement together with the Exhibits hereto.

12.3 Confidentiality.

(a) Buyer. Buyer shall not make any public announcement or disclosure of the Documents, the terms of this Agreement or the pendency of the transaction contemplated by this Agreement; provided, however, Buyer may disclose the same without the specific prior written consent of Seller to Buyer’s lenders, partners, members, investors, officers, employees, agents, brokers, consultants, attorneys, accountants, auditors, tenants of the Real Property, Escrow Agent, Title Company personnel and exchange facilitators on a need-to-know basis and as required to comply with applicable laws including the U.S. Securities and Exchange Commission (“SEC”) and public company reporting regulations (an “SEC Disclosure”) or to enforce Buyer’s rights and remedies under this Agreement. Notwithstanding anything to the contrary contained herein, the foregoing covenants made by Buyer shall expressly not include (i) any disclosure or dissemination to the extent legally compelled to do so or otherwise required by law, statute, court order or subpoena, or (ii) any information or Documents which are public record or the contents of which are otherwise in the public domain or known to third parties unless due to the breach of Buyer’s obligations under this Section 12.3(a). Buyer’s obligations under this Section 12.3(a) shall survive the termination of this Agreement, but shall not survive the Closing.

(b) Seller. Seller shall not make any public announcement or disclosure of the terms of this Agreement or the pendency of the transaction contemplated by this Agreement; provided, however, Seller may disclose the same without the specific prior written consent of Buyer to

Seller’s lenders, partners, members, investors, officers, employees, agents, brokers, consultants, attorneys, accountants, auditors, tenants of the Real Property, Escrow Agent, Title Company personnel and exchange facilitators on a need-to-know basis and as required to comply with applicable laws including SEC and public company reporting regulations or to enforce Seller’s rights and remedies under this Agreement. Notwithstanding anything to the contrary contained herein, the foregoing covenants made by Seller shall expressly not include (i) any disclosure or dissemination to the extent legally compelled to do so or otherwise required by law, statute, court order or subpoena, or (ii) any information which is public record or in the public domain or known to third parties unless due to the breach of Seller’s obligations under this Section 12.3(b). Seller’s obligations under this Section 12.3(b) shall survive the Closing or earlier termination of this Agreement.

(c) Approval Rights. The form of any press release or public announcement of the transaction contemplated by this Agreement made by either party shall be subject to the prior written approval of the other party not to be unreasonably withheld, conditioned or delayed.

12.4 Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

12.5 Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the party not prevailing in such dispute shall pay any and all reasonable attorneys’ fees and disbursements and costs of suit incurred by the other party, including, without limitation, court costs and arbitration fees, if applicable. Nothing in this Agreement shall be deemed to limit Buyer’s or Seller’s rights to attorneys’ fees and costs under this Section 12.5, or otherwise.

12.6 Tax Deferred Exchange.

Each party agrees to reasonably cooperate with the other in the event a party attempts to effectuate a Section 1031 exchange with respect to the Property. Such reasonable cooperation shall not require the cooperating party to obtain title to any exchange or target property, execute any promissory note or other document or instrument which would or could impose personal liability upon such cooperating party, or incur any additional expense, cost or liability whatsoever (including, but not limited to, liabilities or warranties of title, or assumption of indebtedness) with regard to the Section 1031 exchange or exchanges. If Buyer is the party desiring to affect a Section 1031 exchange with respect to the Property, Seller agrees to convey title to the Property at Closing to a qualified intermediary designated by Buyer if so requested by Buyer in writing. The party attempting to effectuate a Section 1031 exchange hereby agrees to indemnify and hold harmless the other party from any claim, damage, liability, demand, cause of action, loss, cost, or expense (including, without limitation, reasonable attorney’s fees) the other party may suffer or incur as a result of the cooperating party’s participation in the aforesaid exchange or exchanges. Notwithstanding the foregoing, a cooperating party’s agreement hereunder to participate in a tax-deferred exchange or exchanges shall not extend the Closing Date hereunder. A cooperating party in such 1031 exchange shall not, by this Agreement or acquiescence to the exchange contemplated by this Section 12.6, (x) have its rights under this Agreement affected or diminished in any manner or (y) be responsible for compliance with or be deemed to have warranted to the other party that any exchange in fact complies with Section 1031 of the Internal Revenue Code of 1986, as amended. The obligations of Seller and Buyer under this Section 12.6 shall survive the Closing.

12.7 Assignment.

(a) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Seller shall not have the right, power, or authority to assign, pledge or mortgage this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law

(b) No Assignment. Except in the event of an assignment to a qualified intermediary pursuant to Section 12.6 above, Buyer shall not assign or transfer this Agreement or any of its rights or obligations under this Agreement to any person or entity without first obtaining Seller’s written consent thereto (which consent may be given or withheld in Seller’s sole and subjective discretion); provided, however, Buyer shall have the right, without obtaining Seller’s written consent but upon written notice given to Seller, not less than three (3) Business Days prior to the Closing Date (which notice shall include the name of Buyer’s assignee and the signature block for such assignee), to assign this Agreement to an entity controlled by, controlling or in common control with Buyer. Any assignee of Buyer’s rights or obligations hereunder or in this Agreement, or any portion thereof, shall, as a condition to the effectiveness of such assignment, expressly assume in writing all of Buyer’s obligations under this Agreement and agree in writing to be bound by all of the terms of this Agreement (including, without limitation, the terms of Sections 5.1 and 5.2 above) as if such assignee had executed this Agreement as the original Buyer. Notwithstanding such assignment, Buyer shall not be released or relieved of any of its obligations under this Agreement.

12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.10 Interpretation of Agreement. Notwithstanding that Seller’s legal counsel has drafted this Agreement, the doctrine or rule of construction that ambiguities in a written instrument are to be construed against the drafting party shall not be employed in connection with this Agreement. This Agreement shall be construed in accordance with its fair meaning. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, limited liability company, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

12.11 Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

12.12 No Recording. Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer; however, Buyer shall be entitled to record a lis pendens in connection with any action for specific performance.

12.13 Further Documents. In connection with the closing of the transaction described herein, each party agrees to execute and deliver any further documents which may be reasonable and necessary in carrying out the provisions of this Agreement.

12.14 Computation of Time. The term “business day” as used in this Agreement shall mean any day other than a Saturday, Sunday, or state or federal legal holiday. In computing any period of time under this Agreement, the date of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included unless it is not a business day, in which event the period shall run until the end of the next business day. Similarly, if any date specified herein for performance or satisfaction of any obligation or condition falls on a non-business day, then that date also will be extended to the next succeeding business day thereafter.

12.15 Venue and Jurisdiction. The parties agree that any suit, action or proceeding arising directly or indirectly from or out of this Agreement shall be litigated only in Santa Clara County, California, Superior Court or the United States District Court for the Northern District of California. Both parties irrevocably consent to the jurisdiction of the Santa Clara County, California, Superior Court and the United States District Court for the Northern District of California. Without limiting the generality of the foregoing, each party waives and agrees not to assert by way of motion, defense or otherwise in any suit, action or proceeding any claim that such party is not personally subject to the jurisdiction of the above-named courts, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such action, suit or proceeding is improper. In the event any suit, action or proceeding arising directly or indirectly from or out of this Agreement is commenced, each party agrees that, in addition to any other manner provided by applicable law or court rule, service of process may be made by service of a copy of the summons, complaint and other pleadings required by applicable law to commence such litigation upon each party’s appointed agent for service of process in the State of California.

12.16 Buyer’s Work Product. If the Closing hereunder does not occur for any reason other than due to Seller’s breach of this Agreement, then copies of all studies, surveys, test results, analyses, plans, drawings, engineering and other work product concerning the Real Property, or applicable portion thereof, prepared by, for or on behalf of Buyer (collectively, “Buyer’s Work Product”) shall at the option of Seller, following written request therefor by Seller to Buyer, promptly be delivered to Seller at Seller’s cost and expense; provided, however, in no event shall Buyer be obligated to furnish to Seller any: (1) document or correspondence which would be subject to the attorney-client privilege; (2) document or item which Buyer is contractually or otherwise bound to keep confidential; (3) internal memoranda, reports or assessments relating to the valuation or future performance of the Property; or (4) appraisals of the Property whether prepared internally by Buyer or Buyer affiliates or externally. Buyer’s obligations under the immediately preceding sentence shall survive the termination of this Agreement. Any of Buyer’s Work Product delivered to Seller at Seller’s written request pursuant to the terms above shall be delivered by Buyer to Seller without representation or warranty by Buyer to Seller. Buyer shall not in any way be liable or otherwise responsible for any inaccuracies or misstatements set forth therein. Seller will not be entitled to rely on Buyer’s Work Product and, to the extent it does so, will do so at its sole risk.

12.17 Permits. Prior to Closing, Seller at Seller’s sole expense shall use commercially reasonable efforts to cause all necessary action to be taken with the City of Sunnyvale, California (the “City”) to cause all of the permits set forth on Exhibit I marked “Expired” (collectively, the “Expired Permits”) to be fully rectified such that the Expired Permits are no longer shown as “Expired” in the City’s records and are no longer considered by the City to be building code violations. In addition, prior to Closing, Seller at Seller’s sole expense shall complete all remaining work with regard to the permit set forth on Exhibit I marked “Active” and thereafter shall cause all necessary action to be taken with the City to cause such permit to be marked as final.

12.18 Energy Disclosure. Buyer waives, to the extent permitted by Legal Requirements, the requirement of California Public Resource Code § 25402.10 and the regulations issued in connection therewith (e.g., California Code of Regulations, Title 20, Sections 1680 – 1684) to deliver to Buyer a Data Verification Checklist as of the Effective Date, and any rights and remedies Buyer may have as a result of not receiving the Data Verification Checklist. Notwithstanding the foregoing, Seller shall as soon as reasonably practicable after the date hereof and in any event no later than the Closing Date provide to Buyer the Data Verification Checklist and any other materials required in connection with California Public Resource Code § 25402.10 and the disclosure regulations issued in connection therewith.

12.19 Survival. Except as expressly provided otherwise in this Article 12, this Article 12 shall survive the Closing.

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The parties hereto have executed this Agreement as of the Effective Date.

SELLER:

APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation

By:	/s/ L. William Caraccio
Name:	L. William Caraccio
Its:	Vice President

BUYER:

RW9 REIT ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Jennifer A. Levy
Name:	Jennifer A. Levy
Title:	Vice President & Treasurer

ESCROW AGENT:

The undersigned Escrow Agent accepts the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

FIRST AMERICAN TITLE INSURANCE COMPANY		Date: January 22, 2014

By:	/s/ Darlene Ferrill
Name:	Darlene Ferrill
Title:	Authorized Signatory

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

Real property in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

PARCEL 1, AS SHOWN ON THAT CERTAIN PARCEL MAP FILED IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON NOVEMBER 9, 1976, IN BOOK 383 OF MAPS PAGE 19.

APN: 110-34-006; ARB No : 110-03-062.09